Exhibit 10.1

September 19, 2024

Han Choi

Dear Han:

On behalf of Vor Biopharma Inc. (“Vor Bio” or the “Company”), I am delighted to offer you the exempt position of Chief Financial Officer, reporting to Robert Ang, President and Chief Executive Officer. Your effective date of hire as an employee will be September 30, 2024 (“Start Date”), unless another date is agreed to by you and the Company.

You will work remotely from your home in New Jersey. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel (including, but not limited to, business travel to the Company’s headquarters).

Your compensation for this exempt position will be at the rate of $464,000 per year, less payroll deductions and required withholdings, payable bi-weekly with the Company’s normal payroll schedule. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. Following the end of each year and subject to the approval of Vor Bio’s Board of Directors (the “Board”), Vor Bio offers a discretionary performance bonus of up to forty percent (40%) of your annual base salary. Your performance bonus, if any, is based on both Company performance and your individual performance during the applicable year, as determined by the Company and in its sole discretion. The bonus is not earned until paid, and you must be employed by the Company at the time bonuses are paid in order to receive a discretionary performance bonus.

Subject to the approval of the Compensation Committee of the Board, you will be eligible to receive an option to purchase 400,000 shares of Vor Bio’s common stock at the fair market value on the date of grant (the “New Hire Option Award”). The New Hire Option Award will be granted pursuant to Vor Bio’s 2023 Inducement Plan (the “Inducement Plan”) and will be subject to the terms of that plan and the applicable stock option agreement, which you will be required to sign. It is anticipated the New Hire Option Award will vest over a four-year period, with 25% of the shares underlying the New Hire Option Award vesting on the one-year anniversary of your Start Date and 1/48th of the shares underlying the New Hire Option Award vesting at the end of each month thereafter, until either the New Hire Option Award is fully vested or your employment ends, whichever occurs first. The New Hire Option Award will be governed in all respects by the terms of the Inducement Plan, a stock option agreement and grant notice, and all other applicable plan documents.

You will be eligible to participate in Vor Bio’s employee benefits program, which includes medical, dental, life and vision as well as our 401(k) retirement program, subject to the terms and conditions of those plans. Vor Bio offers employees a discretionary vacation time off program (Take It as You Need It). So long as you remain a Covered Employee as defined in the Company’s Executive Severance and Change in Control Benefits Plan adopted on January 19, 2021 (“Plan”), you are also eligible for severance and change in control benefits in accordance with the terms of the Plan, and subject to Plan amendment, modification, or termination. Please note that the Company may change your position, duties, work location, compensation and benefits from time to time at its discretion.

As a condition of employment, you agree to comply with all our policies and procedures then in effect and to sign an Employee Confidentiality, Assignment and Non-Solicitation Agreement with the Company (a copy of which is enclosed) (the “Agreement”). On your first day of employment, please plan to meet with a representative of Human Resources for new employee orientation.

In accordance with federal law, your employment is contingent upon your presentation of evidence supporting your eligibility to be employed in the United States. Accordingly, we request that you provide us with originals of the appropriate documents for this purpose. A list of the documents deemed acceptable is included with our online benefits enrollment portal. Please complete the I-9 form and bring the appropriate documents with you to your new-hire orientation. This offer is also contingent on the successful completion of a satisfactory criminal record, work history, and education background check.

Your relationship with the Company will be at-will, which means that either the Company or you may terminate the employment relationship at any time, with or without cause and with or without advance notice.

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims arising from or relating to the enforcement, breach, performance,

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or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the Company’s agreement to arbitrate. To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

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This letter, together with the Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this letter cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the State of New Jersey.

Han, we are all very excited about having you join the Vor Bio team and would like you to start on September 30, 2024. We believe you will be a key contributor to the Company’s future success. To accept our offer under the terms described above, and to acknowledge that your employment is at will, please sign and date this letter, return it to Tania Philipp, Chief People Officer in Vor Bio’s Human Resources Department, by September 20, 2024 and keep a copy for your files.

If you have any questions regarding this offer, please call Tania Philipp.

Sincerely,	I, Han Choi, have read and accept this offer of employment.
/s/ Robert Ang	/s/ Han Choi
Robert Ang, President and Chief Executive Officer	Han Choi
September 19, 2024	September 19, 2024
Date	Date

Sent Under Separate Cover: Employee Confidentiality, Assignment and Non-Solicitation Agreement

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